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                                                                  Exhibit 23.1


                    CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 14, 2003, except for Notes N and V, as to which the date is March 14, 2003, and except for Note X, as to which the date is May 15, 2003, with respect to the financial statements of Playboy Enterprises, Inc. incorporated by reference and included in Amendment No. 2 to the Registration Statement (Form S-4) of PEI Holdings, Inc. and the additional registrants named therein and the related Prospectus relating to $115 million of PEI Holdings, Inc.'s 11% Senior Secured Notes due 2010 and guarantees thereof.


                                         /s/ Ernst & Young LLP

Chicago, Illinois
July 23, 2003